NSAR ITEM 77C



Van Kampen American Capital California Value Municipal Income Trust





(a)     A Special Meeting of Shareholders was held on October 23,
        1996.



(b)     The election of Trustees of Van Kampen American Capital
        California Value Municipal Income Trust (the "Fund") included:



        None



(c)     The following were voted on at the meeting:



        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.



                      For   4,666,566          Against    132,249



        2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.



                      For   2,361,029          Against   148,117

                                        NSAR ITEM 77O

                  Van Kampen American Capital California Value Municipal Income Trust

                                     1Of-3 Transactions
Underwriting         Purchased From              Amount Purchased   % of Underwriting   Date of Purchase
Port Oakland, CA     PaineWebber Incorporated    $3,350,000         1.275%              1/06/97


   Other Firms participating in Underwriting:
   1. Morgan Stanley & Co. Incorporated
   2. Samuel A. Ramirez & Co., Inc.
   3. Goldman, Sachs & Co.
   4. Henderson Capital Partners, Inc.